
N
4 miles
4 kilometres
Pemberton
Pemberton To Lillooet Lake Road 22 kilometres
Mount Currie
Lillooet Lake Road
Ritz Claims
Green River
Highway 99
Paved Road
Lillooet Lake
Whistler
Vancouver 100 Kilometers (60 Miles)
Location
and
Access
Ritz Claims
Twin Ventures Ltd.
Drawn by
L.Stephenson
May 2003